Exhibit 107

Table 1 - Newly Registered Shares
Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457	(c)	13,749,848	$1.84	$25,299,720.32	0.00011020	$2,788.03
Total Offering Amounts					-	$25,299,720.32	-	$2,788.03
Total Fee Offsets					-	-	-	$0
Net Fee Due					-	-	-	$2,788.03

1. Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

2. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on The Nasdaq Capital Market on May 31, 2023, of $1.84 per share.